XZERES WIND CORP.
STOCK OPTION AGREEMENT

           THIS OPTION AGREEMENT (this "Agreement") is made and entered into this 25th day of August, 2010, by and between XZERES WIND CORP., a Nevada corporation (the "Company"), and FRANK GRECO (the "Optionee"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the 2010 STOCK OPTION PLAN OF XZERES WIND CORP. (the "Plan").  The Plan, as amended from time to time, and all of its terms, are hereby incorporated herein by reference.  All capitalized terms used herein not otherwise defined herein shall have the respective meanings assigned to such terms in the Plan.

W I T N E S S E T H:

        WHEREAS, the Company has adopted the Plan, which permits the issuance of stock options for the purchase of shares of the common stock of the Company (the "Shares"); and

WHEREAS, the Company and Optionee executed an Employment Agreement (the “Employment Agreement”) dated August 23, 2010 pursuant to which the Optionee was employed as President and Chief Executive Officer of the Company; and

        WHEREAS, the Company desires to afford the Optionee an opportunity to purchase Shares as hereinafter provided in accordance with the provisions of the Plan; and

WHEREAS, pursuant to the terms of the Plan, some of the stock options provided for herein are intended to be Incentive Stock Options and other stock options are intended to be Non-Qualified Stock Options.

            NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.           Incentive Stock Options.

1.1   Grant of Incentive Stock Options.  The Company hereby grants to the Optionee as of the Commencement Date under the Employment Agreement (the “Grant Date”) the right and option (the "ISO Option") to purchase 320,000 Shares, in whole or in part (the "ISO Option Stock"), at an exercise price of One and 25/100 ($1.25) Dollars per Share, on the terms and conditions set forth in this Agreement and subject to all provisions of the Plan. If, for any reason whatsoever, the Commencement Date under the Employment Agreement shall not occur, then the grant hereunder shall become null and void, and this Agreement shall be null and void, and of no further force and effect.   It is intended that the ISO Option shall be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”)

1.2   Exercise of ISO Option. Except as provided herein and subject to such other exceptions as may be determined by the Plan Administrator in its discretion, the ISO Option shall become vested and exercisable with respect to twenty-five (25%) percent of the ISO Option Stock granted hereby on each of the first (1st) through and including the fourth (4th) anniversaries of the Grant Date, if and only if Optionee has been continuously employed by the Company from the Grant Date through and including such respective anniversary.

2.           Non-Qualified Stock Options

          2.1   Grant of Incentive Stock Options.  The Company hereby grants to the Optionee as of the Grant Date the right and option (the "Non-Qualified Option" and, together with the ISO Option, the “Option”) to purchase 655,000 Shares, in whole or in part (the "Non-Qualified Option Stock"), at an exercise price of One and 25/100 ($1.25) Dollars per Share, on the terms and conditions set forth in this Agreement and subject to all provisions of the Plan. If, for any reason whatsoever, the Commencement Date under the Employment Agreement shall not occur, then the grant hereunder shall become null and void, and this Agreement shall be null and void, and of no further force and effect.

          2.2  Exercise of Non-Qualified Option.  Except as provided herein and subject to such other exceptions as may be determined by the Plan Administrator in its discretion, the Non-Qualified Option shall become vested and exercisable as follows:

          2.2.1  The Non-Qualified Option shall become vested and exercisable with respect to 55,000 Shares of Non-Qualified Option Stock as follows:  twenty-five (25%) percent of such Non-Qualified Option Stock on each of the first (1st) through and including the fourth (4th) anniversaries of the Grant Date, if and only if Optionee has been continuously employed by the Company from the Grant Date through and including such respective anniversary.

          2.2.2     If during the period March 1, 2011 through February 29, 2012, the Company’s gross operating revenues shall exceed Five Million ($5,000,000) Dollars, the Non-Qualified Option with respect to 150,000 Shares of Non-Qualified Option Stock shall become  vested and exercisable immediately upon the Determination Date (hereinafter defined) for such period, if and only if the Optionee has been continuously employed by the Company from the Grant Date through and including the last day of such period.  If said gross operating revenues shall not be realized, then the Non-Qualified Option with respect to said 150,000 Shares shall lapse.

          2.2.3. If during the period March 1, 2012 through February 28, 2013, the Company’s gross operating revenues shall exceed Ten Million ($10,000,000) Dollars, the Non-Qualified Option with respect to 150,000 Shares of Non-Qualified Option Stock shall become vested and exercisable immediately upon the Determination Date for such period, if and only if the Optionee has been continuously employed by the Company from the Grant Date through and including the last day of such period.  If said gross operating revenues shall not be realized, then the Non-Qualified Option with respect to said 150,000 Shares shall lapse.

          2.2.4. If during the period March 1, 2013 through February 28, 2014, the Company’s gross operating revenues shall exceed Twenty Million ($20,000,000) Dollars, the Non-Qualified Option with respect to 150,000 Shares of Non-Qualified Option Stock shall become vested and exercisable immediately upon the Determination Date for such period, if and only if the Optionee has been continuously employed by the Company from the Grant Date through and including the last day of such period.  If said gross operating revenues shall not be realized, then the Non-Qualified Option with respect to said 150,000 Shares shall lapse.

          2.2.5. Provided that the Term of Employment (as defined in the Employment Agreement) shall be renewed as provided in Section 3.2 of the Employment Agreement, if during the period March 1, 2014 through February 28, 2015, the Company’s gross operating revenues shall exceed Thirty Million ($30,000,000) Dollars, the Non-Qualified Option with respect to 150,000 Shares of Non-Qualified Option Stock shall become vested and exercisable immediately upon the Determination Date for such period, if and only if the Optionee has been continuously employed by the Company from the Grant Date through and including the last day of such period.  If said gross operating revenues shall not be realized, then the Non-Qualified Option with respect to said 150,000 Shares shall lapse.

For purposes hereof, the “Determination Date” for each period shall be the date of the issuance by the Company’s independent auditors of the Company’s financial statements showing that the required operating revenues for the applicable period have been achieved.   Such financial statements shall be final and binding upon the Company and the Optionee.

It is understood that the period March 1st to February 28th is the Company's current fiscal year.  In the event that the Company changes its fiscal year (which it shall have the absolute right to do), then the measuring period for determining the gross revenues of the Company for purposes of the vesting of the Non-Qualified Stock Option shall be changed to the Company’s new fiscal year.

3.           Manner of Exercise. The Option may be exercised in whole or in part any time within the period permitted hereunder for the exercise of the Option, with respect to whole Shares only, in the manner set forth in the Plan with payment to be made in the manner set forth in the Plan.  The Optionee acknowledges that if he engages in a stock for stock exercise with Shares which are subject to Section 422(a)(1) of the Code, the Optionee may incur adverse federal income tax consequences.  The Optionee assumes the obligation to obtain appropriate independent tax advice prior to making any stock for stock exercise.

4.           Termination of Option. The Option will expire with respect to any then unexercised portion thereof, at the times set forth in the Plan.

5.           No Right to Continued Employment. The grant of the Option shall not be construed as giving Optionee the right to be retained in the employ of the Company, and the Company may, in accordance with the terms of the employment agreement between the Company and the Optionee, dismiss Optionee from employment, free from any liability or any claim under the Plan.

6.           Adjustment to Option Stock. The number of Shares subject to this Option and the price per share of such Shares may be adjusted by the Plan Administrator from time to time pursuant to the Plan.

7.           Limited Transferability. This Option shall not be transferable by Optionee except as permitted by the Plan.

8.           Plan Governs. The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

9.           Notice of Disposition.  The Optionee shall notify the Company when making any disposition of the Shares acquired upon exercise of this Option, whether by sale, gift or otherwise.

10.           Payment of Taxes. If at the time this Option is exercised the Plan Administrator determines that under applicable law and regulations the Company could be liable for withholding of any federal and state tax with respect to a disposition of any Shares acquired upon exercise of the Option, Optionee shall pay to the Company, or make arrangements satisfactory to the Plan Administrator regarding payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to such amount.  The Optionee understands that the Plan Administrator shall exercise the foregoing right with respect to all exercised Non-Qualified Options.

11.   Excessive Shares. In the event that the number of Shares of ISO Option Stock subject to this Option exceeds any maximum established under the Code for incentive stock options that may be granted to the Optionee, such excess Shares shall be considered non-qualified option stock for purposes of the Code.

12.   Amendment. This Option may be amended as provided in the Plan.

13.           Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or would disqualify the Plan under any laws deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Plan Administrator, materially altering the intent of the Plan, such provision shall be stricken as to such jurisdiction and the remainder of the Plan shall remain in full force and effect.

14.           Notices. All notices required to be given under this Option shall be deemed to be received if delivered or mailed as provided for herein to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:                 1500 SW First Avenue, Suite 10,
    Portland, Oregon 97201

To the Optionee:                              The address then maintained with respect to the  Optionee in the Company's records.

15.           Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Nevada without giving effect to conflicts of laws principles.

16.           Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Plan Administrator. Any determination made hereunder shall be final, binding and conclusive on the Optionee and the Company for all purposes.

17.           Successors in Interest. This Agreement shall insure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Optionee's legal representative and assignees. All obligations imposed upon the Optionee and all rights granted to the Company under this Agreement shall be binding upon the Optionee's heirs, executors, administrator, successors and assignees.

IN WITNESS WHEREOF, the parties have caused this Stock Option Agreement to be duly executed effective as of the day and year first above written.

XZERES WIND CORP.

By:  /s/ David Baker
                      DAVID BAKER, Chairman

Optionee:

 /s/ Frank Greco
FRANK GRECO